UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2015

PHH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-7797	52-0551284
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of Principal Executive Offices)  (Zip Code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

At the 2015 Annual Meeting of Stockholders of PHH Corporation (“PHH” or the “Company”) held on Thursday, May 21, 2015, at 10:00 a.m., local time (the “2015 Annual Meeting”), stockholders holding 49,244,587 shares of the Company’s common stock, par value $0.01 per share, were present, in person or by proxy, representing approximately 96.1% of the 51,229,004 shares of the Company’s common stock that were issued and outstanding as of March 27, 2015, the record date for the 2015 Annual Meeting.

At the 2015 Annual Meeting, the Company’s stockholders (i) elected Ms. Jane D. Carlin, Mr. James O. Egan, Mr. Thomas P. Gibbons, Mr. Allan Z. Loren, Mr. Glen A. Messina, Mr. Gregory J. Parseghian, Mr. Charles P. Pizzi, Ms. Deborah M. Reif and Mr. Carroll R. Wetzel, Jr., as directors, each to serve until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation (the “Director Election Proposal”), (ii) ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (the “Ratification of Auditors Proposal”), and (iii) approved the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K (the “Say on Pay Proposal”).

Votes cast at the 2015 Annual Meeting were as follows:

	FOR	WITHHELD	AGAINST	ABSTAIN	BROKER NON-VOTES
Director Election Proposal
Jane D. Carlin	46,345,669	600,388	—	—	2,298,530
James O. Egan	44,108,230	2,837,827	—	—	2,298,530
Thomas P. Gibbons	43,029,442	3,916,615	—	—	2,298,530
Allan Z. Loren	46,343,405	602,652	—	—	2,298,530
Glen A. Messina	46,333,216	612,841	—	—	2,298,530
Gregory J. Parseghian	46,345,540	600,517	—	—	2,298,530
Charles P. Pizzi	44,090,959	2,855,098	—	—	2,298,530
Deborah M. Reif	42,858,575	4,087,482	—	—	2,298,530
Carroll R. Wetzel, Jr.	44,106,782	2,839,275	—	—	2,298,530

Ratification of Auditors Proposal	48,624,575	—	338,937	281,075	—

Say on Pay Proposal	39,393,588	—	7,295,792	256,677	2,298,530

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2015

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary